Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated March 31, 2016

Registration No. 333-210502

EMAIL TEASER

Grow Your Investment and Earn More with Right Notes

If your cash investments are earning less than 2.25%, it may be time to look into GM Financial Right Notes®. Right Notes can help your investment flourish and still provide access to your money at any time without fees or penalties.

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[RATES]

Rates up to 2.25% make Right Notes more competitive than ever before.

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Grow Your Investment and Earn More with Right Notes

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If your cash investments are earning less than 2.25%, it may be time to look into GM Financial Right Notes®. Right Notes can help your investment flourish and still provide access to your money at any time without fees or penalties.

“Investing in Right Notes provides a unique opportunity to grow your cash investment while supporting General Motors and GM Financial,” says Rick Gokenbach, Executive Vice President and Treasurer of GM Financial.

Depending on your investment amount, you can earn interest at a rate that’s higher than other demand note programs and more than 30 times the national average on a savings account.1

Investment Benefits

•	Higher rates than many savings, money market and CD accounts

•	Interest automatically reinvested monthly

•	24/7 access to your funds with no additional fees or penalties

•	Easy online enrollment and investment management

•	Additional investments are accepted at any time from a linked bank account

Get started and watch your investment flourish at RightNotes.com/retirees.

What Are Right Notes?

Perhaps you made an investment in GMAC Demand Notes offered by the former captive finance company of GM. You might not realize that Demand Notes, currently offered by Ally, no longer support the success of GM. In fact, Right Notes are the only demand notes that do.

Visit RightNotes.com/retirees to view current rates, get details on eligibility, download the prospectus and get started today.

[DISCLAIMER]

1Source: FDIC. Rates as of June 25, 2018, for deposits less than $100,000. Right Notes comparison based on $50,000 investment. Some accounts referenced in this statement may be FDIC insured. Right Notes do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation.

General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by downloading them from the GM Financial Right Notes website at gmfinancial.com/rightnotes. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.